SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 3, 2004
Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

Item 8.01	Other Events

A.	Electric Restructuring Costs Account Application

On August 26, 2004, hearings were held and concluded at the California Public Utilities Commission (CPUC) in Pacific Gas and Electric Company’s (Utility) Electric Restructuring Costs Account (ERCA) proceeding.  The hearings addressed the proposed settlement agreement to resolve issues in this proceeding reached between the Utility and the CPUC’s Office of Ratepayer Advocates (ORA), Aglet Consumer Alliance, and The Utility Reform Network (TURN).  The parties submitted the proposed settlement agreement to the CPUC for approval on August 13, 2004.  As previously reported in PG&E Corporation’s and the Utility’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, on April 16, 2004, the Utility filed an updated ERCA application to recover certain costs related to the implementation of electric industry restructuring totaling $117 million for the period 1999 through 2002.  Because the Utility previously could not determine that the applicable accounting probability standard was met, the Utility has not recorded a regulatory asset for the costs included in its ERCA application.

Under the proposed settlement agreement, the Utility would be authorized to collect $80 million in revenue requirements to recover these costs through rates charged to certain of the Utility’s customers beginning January 1, 2005.  Additionally, beginning January 1, 2007, the Utility would remove from rate base all remaining net plant in service associated with the Utility's capital plant at issue in this application, projected to be approximately $30 million at the end of 2006.

If the CPUC approves the proposed settlement, the Utility would record a net pre-tax regulatory asset of approximately $50 million, resulting in an  increase of approximately $30 million in after-tax net income.

A final decision is expected before the end of the year. PG&E Corporation and the Utility are unable to predict the ultimate outcome of this proceeding.

B.	Recovery of System Safety and Reliability Expenditures

In 1996, pursuant to the California electric industry restructuring legislation, the CPUC authorized the Utility to collect a total of approximately $405 million in base revenues in 1997 and 1998 to enhance its transmission and distribution system safety and reliability.  The CPUC retained the authority to determine how much of the authorized base revenue increases collected by the Utility were actually spent on system safety and reliability during 1997 and 1998.  As required by the CPUC, in early 1999, the Utility filed its application for review and approval of its expenditures related to these enhancements.  As previously reported, in March 2004, a proposed decision was issued which proposed to disapprove approximately $44.2 million in expenses and $24 million in capital for 1997 and 1998.  The proposed decision also would have deferred review of storm-related expenses of $17.2 million and storm-related capital expenditures of $34.9 million for 1997 and 1998, to another CPUC proceeding.

On September 2, 2004, the CPUC voted to adopt a decision approving the Utility's expenditures in 1997 and 1998 to enhance its transmission and distribution system safety and reliability, subject to a disallowance of $0.930 million in capital incurred in 1997 and $2.499 million in expense incurred in 1998.  In addition, the decision defers review of  $20.7 million in storm-related capital expenditures incurred in 1997 and 1998 and $8.4 million in storm-related expenses incurred in 1998 and directs the Utility to seek approval of these costs in a different proceeding.

As a result of the CPUC’s decision, the Utility expects to record a net pre-tax gain, after taking into account a previously accrued reserve related to these costs, of approximately $10 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
PG&E CORPORATION

	By:	CHRISTOPHER P. JOHNS
Christopher P. Johns Senior Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY

	By:	DINYAR B. MISTRY
Dinyar B. Mistry Vice President and Controller
Dated: September 3, 2004